Exhibit 10.1

SECURITIES PURCHASE AGREEMENT

By and Between

ASCENDANT HEALTH SCIENCES LTD.

AND

CUE BIOPHARMA, INC.

Dated as of April 30, 2026

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”) is dated as of April 30, 2026 (the “Signing Date”), by and between Ascendant Health Sciences Ltd. (the “Investor”), a corporation organized and existing under the laws of the Cayman Islands, with its principal business office at Palm Grove Unit 4, 265 Smith Road, George Town, Grand Cayman KY1-9006, Cayman Islands, and Cue Biopharma, Inc. (the “Company”), a Delaware corporation, with its principal place of business at 40 Guest Street, Boston, MA 02135.

WHEREAS, pursuant to the terms and subject to the conditions set forth in this Agreement, the Company desires to issue and sell to the Investor, and the Investor desires to subscribe for and acquire from the Company, certain securities of the Company; and

WHEREAS, concurrently with the execution of this Agreement, the Company and the Investor are entering into the License Agreement (as defined below).

NOW, THEREFORE, in consideration of the following mutual promises and obligations, and for good and valuable consideration, the adequacy and sufficiency of which are hereby acknowledged, the Investor and the Company agree as follows:

1. Definitions.

1.1 Defined Terms. When used in this Agreement, the following terms shall have the respective meanings specified therefor below:

“Affiliate” shall mean, with respect to any Person, another Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise. Without limiting the generality of the foregoing, a Person shall be deemed to control another Person if such Person (i) owns, directly or indirectly, beneficially or legally, more than fifty percent (50%) of the outstanding voting securities or capital stock of such other Person, or has other comparable ownership interest(s) with respect to any Person other than a corporation; or (ii) has the power, whether pursuant to contract, ownership of securities or otherwise, to direct the management and policies of such other Person. For the purposes of this Agreement, in no event shall the Investor or any of its Affiliates be deemed Affiliates of the Company or any of the Company’s Affiliates, nor shall the Company or any of the Company’s Affiliates be deemed Affiliates of the Investor or any of its Affiliates.

“Agreement” shall have the meaning set forth in the Preamble, including all Exhibits attached hereto.

“Board” shall mean the Board of Directors of the Company.

“Business Day” shall mean a day on which banking institutions in Boston, Massachusetts, United States are open for business, excluding any Saturday or Sunday.

“Closing Conditions” shall mean the conditions to each Closing, as applicable, as set forth in Sections 6, 7, and 8 hereof.

“Common Stock” shall mean Company’s common stock, par value $0.001 per share.

“Company Covered Person” shall mean, with respect to the Company as an “issuer” for purposes of Rule 506 promulgated under the Securities Act, any Person listed in the first paragraph of Rule 506(d)(1).

“Disqualification Event” shall mean a “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) promulgated under the Securities Act.

“Effect” shall have the meaning set forth in the definition of “Material Adverse Effect.”

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“GAAP” shall mean generally accepted accounting principles in the United States.

“Governmental Authority” shall mean any multinational, federal, national, state, provincial, local or other entity, office, commission, bureau, agency, political subdivision, instrumentality, branch, department, authority, board, court, arbitral or other tribunal exercising executive, judicial, legislative, police, regulatory, administrative or taxing authority or functions of any nature pertaining to government.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended from time to time.

“Investor Agreement” shall mean that certain Investor Agreement between the Investor and the Company, to be dated as of the Initial Closing Date, in substantially the form of Exhibit C attached hereto, as the same may be amended from time to time.

“Knowledge” shall mean the actual knowledge after reasonable investigation of the Company’s executive officers and assuming such knowledge as would be obtained from the reasonable performance of such individual’s duties in the ordinary course.

“LAS” shall mean the Nasdaq Notification Form: Listing of Additional Shares.

“Law” shall mean any law, statute, rule, regulation, order, judgment or ordinance having the effect of law of any federal, national, multinational, state, provincial, county, city or other political subdivision.

“License Agreement” shall mean the License Agreement, of even date herewith, between the Investor and the Company, as the same may be amended and/or restated from time to time.

“Material Adverse Effect” shall mean any change, event or occurrence (each, an “Effect”) that, individually or when taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Material Adverse Event, has had a material adverse effect on the business, properties, management, financial position, stockholders’ equity or results of operations of the Company and its subsidiary taken as a whole or on the performance by the Company of its obligations under the Transaction Agreements, except to the extent that any such Effect results from or arises out of: (A) changes in conditions in the United States or global economy or capital or financial markets generally, including changes in interest or exchange rates, (B) changes in general legal, regulatory, political, economic or business conditions or changes in generally accepted accounting principles in the United States or interpretations thereof, (C) acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism, (D) earthquakes, hurricanes, floods or other natural disasters, (E) any epidemic, pandemic, or disease outbreak or any escalation or worsening thereof, (F) the announcement of the Transaction Agreements, the License Agreement or the Transaction, (G) any change in the Company’s stock price or trading volume or any failure to meet internal projections or forecasts or published revenue or earnings projections of industry analysts (provided that the underlying events giving rise to any such change shall not be excluded) or (H) any breach, violation or non-performance by the Investor or any of its Affiliates under the License Agreement, provided, however, that the Effects excluded in clauses (A), (B), (C), (D) and (E) shall only be excluded to the extent such Effects are not disproportionately adverse on the Company and its subsidiary as compared to other companies operating in the Company’s industry.

“Outstanding Capital Stock” shall mean the sum of (i) number of shares of outstanding capital stock of the Company as of immediately before the Funding Raise Completion (as defined in the License Agreement), (ii) any unexercised Initial Closing Pre-Funded Warrant Shares underlying outstanding Initial Closing Pre-Funded Warrants as of the Funding Raise Completion and (iii) any additional shares of the Company’s capital stock issued in connection with such Funding Raise Completion. For the avoidance of doubt, any Initial Closing Pre-Funded Warrant Shares issued to Investor upon exercise of the Initial Closing Pre-Funded Warrants before the Funding Raise Completion shall be included only in prong (i) of the definition of Outstanding Capital Stock.

“Pre-Funded Warrant Price” shall mean $12.999, which is equal to the closing price of a share of Common Stock on the Nasdaq Stock Market on the Signing Date, minus $0.001.

“Person” shall mean any individual, partnership, joint venture, limited liability company, corporation, firm, trust, association, unincorporated organization, Governmental Authority or other entity, as well as any syndicate or group that would be deemed to be a Person under Section 13(d)(3) of the Exchange Act.

“PIPE Agreement” means that certain Securities Purchase Agreement, dated on or about the date hereof, by and among the Company and the investors party thereto.

“Registration Rights Agreement” means that certain Registration Rights Agreement, dated on or about the date hereof, by and among the Company and the investors party thereto.

“Requisite Stockholder Approval” means approval of the Company’s stockholders at a meeting of the Company’s stockholders of the exercisability of the Investor’s Initial Closing Pre-Funded Warrants for Common Stock in accordance with the applicable listing rules of the Nasdaq Stock Market, including Nasdaq Listing Rule 5635 (the “Nasdaq Proposal”).

“Reverse Stock Split” means the 1-for-30 reverse stock split of the issued and outstanding shares of Common Stock, effective as of 5:00 p.m. Eastern Time, on April 23, 2026.

“Rule 144” shall mean Rule 144 promulgated under the Securities Act.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Short Sales” include, without limitation, (a) all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act, whether or not against the box, and all types of direct and indirect stock pledges, forward sale contracts, options, puts, calls, short sales, swaps, “put equivalent positions” (as defined in Rule 16a-1(h) under the Exchange Act) and similar arrangements (including on a total return basis), and (b) sales and other transactions through non-U.S. broker dealers or non-U.S. regulated brokers (but shall not be deemed to include the location and/or reservation of borrowable shares of Common Stock).

“Third Party” shall mean any Person other than the Investor, the Company or any Affiliate of the Investor or the Company.

“Transaction” shall mean the issuance and sale of the Securities by the Company, and the acquisition of the Securities by the Investor, in accordance with the terms hereof.

“Transaction Agreements” shall mean this Agreement, the Investor Agreement and the Initial Closing Pre-Funded Warrants.

“Transfer Agent” shall mean the Company’s transfer agent, with respect to the Common Stock, or the Company’s warrant agent, with respect to the Pre-Funded Warrants.

1.2 Additional Defined Terms. In addition to the terms defined in Section 1.1 hereof, the following terms shall have the respective meanings assigned thereto in the sections indicated below:

Defined Term	Section

By-laws	Section 3.3(a)

CFIUS	Section 5.21

Charter	Section 3.3(a)

Closing	Section 3.2

Closing Date	Section 3.2

Common Stock	Recitals

Defined Term	Section

Company	Preamble

Company SEC Documents	Section 4.11(a)

Designated Party	Section 5.19

Enforceability Exceptions	Section 4.4(b)

Environmental Laws	Section 4.24

Excess Shares	Section 2.2

Extended Stockholder Approval Period	Section 2.3

Funding Raise Completion	As defined in License Agreement

Initial Closing	Section 3.1

Initial Closing Date	Section 3.1

Initial Closing Pre-Funded Warrants	Section 2.2

Initial Closing Pre-Funded Warrant Shares	Section 2.2

Intellectual Property	Section 4.21

Investor	Preamble

Modified Clause	Section 11.6

Nasdaq Proposal	Section 2.2

Pre-Funded Warrants	Section 2.2

Regulatory Authorities	Section 4.20

Restricted Countries	Section 5.19

Sanctions	Section 5.19

Signing Date	Preamble

Defined Term	Section

Stockholder Meeting	Section 2.3

Stockholder Meeting Deadline	Section 2.3

Top-Up Closing	Section 3.2

Top-Up Closing Date	Section 3.2

Top-Up Pre-Funded Warrants	Section 2.2

Top-Up Pre-Funded Warrant Shares	Section 2.2

Top-Up Shares	Section 2.2

Value Threshold	Section 2.2

Warrant Shares	Section 2.2

2. Purchase and Sale of Securities.

2.1 Initial Closing. Subject to the terms and conditions of this Agreement, at the Initial Closing, the Company shall issue and sell to the Investor, and the Investor shall purchase from the Company, pre-funded warrants (the “Initial Closing Pre-Funded Warrants”), in substantially the form attached hereto as Exhibit B, to purchase 551,724 shares of Common Stock (the “Initial Closing Pre-Funded Warrant Shares”) in partial consideration of the license and rights granted to the Investor to the Company under the License Agreement, for an aggregate ascribed value of $7,171,860.28. The ascribed purchase price per Initial Closing Pre-Funded Warrant is equal to the Pre-Funded Warrant Price. The Initial Closing Pre-Funded Warrants will only be exercisable by the Investor following the Company’s receipt of the Requisite Stockholder Approval.

2.2 Top-Up Closing. Subject to the terms and conditions of this Agreement, and subject to and contingent upon the achievement of the Phase 2 Milestone Event as set forth and defined in the License Agreement and the consummation of the Funding Raise Completion, and as partial consideration for the License Agreement, the Company will issue to the Investor at the Top-Up Closing additional shares of Common Stock (the “Top-Up Shares”) such that, when combined with the Initial Closing Pre-Funded Warrant Shares, the Investor will beneficially own a number of shares of Common Stock (directly or indirectly) equal to no less than 7.5% of the Outstanding Capital Stock immediately following the closing of the Funding Raise Completion; provided, however, that the aggregate value of all such securities issued to the Investor under this Agreement (determined by multiplying (x) the sum of the Top-Up Shares and the Warrant Shares by (y) the closing price of the Common Stock on the Nasdaq Stock Market on the date of the closing of the Funding Raise Completion) shall be no less than $15.0 million (the “Value Threshold”). For the avoidance of doubt, if the dollar value of such securities exceeds the Value Threshold, the Investor shall be entitled to be issued all such securities at the Top-Up Closing with no cap on the aggregate dollar value of the securities issuable hereunder; provided however, that the Company will not issue any Top-Up Shares to the Investor to extent that such issuance would require approval of the Company’s stockholders in order to satisfy applicable listing rules of the Nasdaq Stock Market, including without limitation Nasdaq Listing Rule 5635, without first obtaining such stockholder approval (any such Top-Up Shares, the “Excess Shares”) and, in such event, the Company will instead issue to the Investor Pre-Funded Warrants, in substantially the form attached hereto as Exhibit B, to purchase the number of shares of Common Stock equal to the Excess Shares (the “Top-Up Pre-Funded Warrants”), which Top-Up Pre-Funded Warrants shall be exercisable only following receipt of approval of the Company’s stockholders at a meeting of the Company’s stockholders of the exercisability of such Top-Up Pre-Funded Warrants in accordance with the applicable listing rules of the Nasdaq Stock Market, including Nasdaq Listing Rule 5635 (“Top-Up Requisite Stockholder Approval”). The Initial Closing Pre-Funded Warrants, the Top-Up Shares and the Top-Up Pre-Funded Warrants, if any, shall be referred to herein collectively as the “Securities.” The Initial Closing Pre-Funded Warrants and the Top-Up Pre-Funded Warrants shall be referred to herein collectively as the “Pre-Funded Warrants.” The Initial Closing Pre-Funded Warrant Shares and the shares of Common Stock issuable upon exercise of the Top-Up Pre-Funded Warrants (the “Top-Up Pre-Funded Warrant Shares”) shall be referred to herein collectively as the “Warrant Shares.”

2.3 Requisite Stockholder Approval. The Company shall take all action necessary under applicable law to call, give notice of and hold a special meeting of stockholders (a “Stockholder Meeting”) within 90 days from the Initial Closing (the “Stockholder Meeting Deadline”) for the purpose of obtaining the Requisite Stockholder Approval. The Company shall use its commercially reasonable efforts to solicit its stockholders’ approval of the Nasdaq Proposal and to cause the Board to recommend to the stockholders that they approve the Nasdaq Proposal. If the Requisite Stockholder Approval is not obtained on or prior to the Stockholder Meeting Deadline, the Company shall cause an additional Stockholder Meeting to be held within 180 days from the prior meeting to approve the Nasdaq Proposal not previously approved (the “Extended Stockholder Approval Period”). If the Requisite Stockholder Approval is not obtained within the Extended Stockholder Approval Period, then the Company shall convene additional stockholder meetings every 120 days thereafter until the Nasdaq Proposal has been approved. The Company shall use commercially reasonable efforts to, within thirty days from the Initial Closing, enter into voting and support agreements with Company stockholders holding shares representing approximately twenty percent (20%) of the Company’s outstanding Common Stock, pursuant to which each stockholder agrees, on the terms and subject to the conditions set forth therein, to vote all of their shares of Common Stock in favor of the Nasdaq Proposal.

3. Closing Dates; Deliveries.

3.1 Initial Closing Date. The closing of the purchase and sale of the Initial Closing Pre-Funded Warrants hereunder (the “Initial Closing”) shall take place remotely via the exchange of documents and signatures at 9:00 a.m. New York City time on a date within five (5) days following the satisfaction or waiver of all of the applicable Closing Conditions (other than those conditions that by their nature are to be satisfied at the Initial Closing, but subject to the satisfaction at such time of such conditions), or at such other time, date, and location as the parties may agree. The date the Initial Closing occurs is hereinafter referred to as the “Initial Closing Date.”

3.2 Top-Up Closing Date. The closing of the issuance of the Top-Up Shares (and any Top-Up Pre-Funded Warrants) hereunder (the “Top-Up Closing”) shall take place at 9:00 a.m. New York City time on the fifth (5th) Business Day following the satisfaction or waiver of all of the applicable Closing Conditions (other than those conditions that by their nature are to be satisfied at the Top-Up Closing, but subject to the satisfaction at such time of such conditions), or at such other time, date, and location as the parties may agree. The date the Top-Up Closing occurs is hereinafter referred to as the “Top-Up Closing Date.” The Initial Closing and the Top-Up Closing are each a “Closing” and shall together be referred to as the “Closings”. The Initial Closing Date and the Top-Up Closing Date are each a “Closing Date”.

3.3 Deliveries.

(a) Deliveries by the Company. At the Initial Closing, the Company shall deliver, or cause to be delivered, to the Investor the Initial Closing Pre-Funded Warrants, registered in the name of the Investor, and the Company shall instruct its Transfer Agent to register such Initial Closing Pre-Funded Warrants at the time of such issuance. The Company shall also deliver at the Initial Closing: (i) a certificate in form and substance reasonably satisfactory to the Investor and duly executed on behalf of the Company by an authorized executive officer of the Company, certifying that the conditions to Initial Closing set forth in Sections 6 and 8.1 hereof have been fulfilled; (ii) a duly executed Investor Agreement; and (iii) a certificate of the secretary or assistant secretary of the Company dated as of the Initial Closing Date certifying (A) that attached thereto is a true and complete copy of the Amended and Restated By-laws of the Company as in effect at the time of the actions by the Board referred to in clause (B) below and on the Initial Closing Date (the “By-laws”); (B) that attached thereto is a true and complete copy of all resolutions adopted by the Board authorizing the execution, delivery and performance of the Transaction Agreements, the License Agreement and the transactions contemplated hereunder and thereunder and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby as of the Initial Closing Date; (C) that attached thereto is a true and complete copy of the Company’s Amended and Restated Certificate of Incorporation as in effect at the time of the actions by the Board referred to in clause (B) above and on the Initial Closing Date (the “Charter”); and (D) as to the incumbency and specimen signature of any officer of the Company executing a Transaction Agreement or the License Agreement on behalf of the Company. At the Top-Up Closing, the Company shall deliver, or cause to be delivered, to the Investor the Top-Up Shares, and if applicable, the Top-Up Pre-Funded Warrants, in each case, registered in the name of the Investor, and the Company shall instruct its Transfer Agent to register such issuance of Top-Up Shares and any Top-Up Pre-Funded Warrants at the time of such issuance.

(b) Deliveries by the Investor. At the Initial Closing, the Investor shall have executed and delivered, to the License Agreement. The Investor shall also deliver, or cause to be delivered, at the Initial Closing: (i) a certificate in form and substance reasonably satisfactory to the Company duly executed by an authorized executive officer or authorized representative of the Investor certifying that the conditions to Initial Closing set forth in Sections 7 and 8.1 hereof have been fulfilled; (ii) a duly executed Investor Agreement; and (iii) a certificate of the secretary or assistant secretary or authorized representative of the Investor dated as of the Initial Closing Date certifying as to the incumbency and specimen signature of any officer or representative executing a Transaction Agreement or the License Agreement on behalf of the Investor. The Investor shall also deliver, or cause to be delivered, at the Top-Up Closing a certificate in form and substance reasonably satisfactory to the Company duly executed by an authorized executive officer or authorized representative of the Investor certifying that the conditions to Top-Up Closing set forth in Sections 7 and 8.1 hereof have been fulfilled.

4. Representations and Warranties of the Company. The Company hereby represents and warrants to the Investor as of the date hereof and as of the Initial Closing, except as described in the Company SEC Documents, that:

4.1 Organization, Good Standing and Qualification.

(a) The Company has been duly organized and is validly existing and in good standing under the Laws of Delaware, is duly qualified to do business and is in good standing in each jurisdiction in which its ownership or lease of property or the conduct of its businesses requires such qualification, and has all power and authority necessary to own or hold its properties and to conduct the businesses in which it is engaged, except where the failure to be so qualified or in good standing or have such power or authority would not, individually or in the aggregate, have a Material Adverse Effect. The Charter and the Bylaws are each filed or incorporated by reference as exhibits to the Company SEC Documents.

(b) The Company has all requisite corporate power and corporate authority to enter into the Transaction Agreements and the License Agreement, to issue and sell the Securities and to perform its obligations hereunder and to carry out the other transactions contemplated by the Transaction Agreements and the License Agreement.

4.2 Capitalization and Voting Rights.

(a) The Company’s disclosure of its authorized, issued and outstanding capital stock in the Company SEC Documents containing such disclosure was accurate in all material respects as of the applicable dates indicated in such Company SEC Documents. All of the issued and outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid and non-assessable, were issued in compliance with federal and state securities Laws, and are not subject to any pre-emptive rights.

(b) Except as disclosed to the Investor or described or referred to in Section 4.2(a) above and other than as set forth in the Transaction Agreements or in the PIPE Agreement, as of the Signing Date, there are no outstanding rights (including, without limitation, pre-emptive rights), warrants or options to acquire, or instruments convertible into or exchangeable for, any shares of capital stock or other equity interest in the Company, or any contract, commitment, agreement, understanding or arrangement of any kind relating to the issuance of any capital stock of the Company, any such convertible or exchangeable securities or any such rights, warrants or options. Neither the execution of this Agreement nor the issuance of the Securities will give rise to any preemptive rights, rights of first refusal or similar rights on behalf of any Person. There are no obligations (contingent or otherwise) on the part of the Company to repurchase, redeem or otherwise acquire any of the Company’s equity securities or any interests therein or to pay any dividend or make any distribution in respect thereof.

(c) Except as disclosed in the Company SEC Documents and except for the Registration Rights Agreement, no Person has any right to cause the Company to effect the registration under the Securities Act of any securities of the Company.

(d) The Common Stock is registered pursuant to Section 12(b) or 12(g) of the Exchange Act, and the Company has taken no action designed to terminate, or which to its Knowledge is likely to have the effect of terminating, the registration of the Common Stock under the Exchange Act nor has the Company received any notification that the SEC is contemplating terminating such registration.

(e) Except as disclosed in the Company SEC Documents and other than as set forth in the Investor Agreement, the Company is not a party to or subject to any agreement or understanding relating to the voting of shares of capital stock of the Company. All of the authorized shares of Common Stock are entitled to one vote per share.

(f) The Company does not have outstanding any stockholder rights plans or “poison pill” or any similar arrangement in effect giving any person the right to purchase any equity interest in the Company upon the occurrence of certain events.

4.3 Subsidiaries. The Company’s subsidiary is set forth on Exhibit 21.1 to its most recent Annual Report on Form 10-K, and the Company owns 100% of the outstanding equity of such subsidiary. The Company’s subsidiary is duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts and has all requisite power and authority to carry on its business as now conducted and to own or lease its properties. The Company’s subsidiary is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property makes such qualification or leasing necessary unless the failure to so qualify has not had and would not reasonably be expected to have a Material Adverse Effect.

4.4 Authorization.

(a) The Company has full right, power and authority to execute and deliver the Transaction Agreements and the License Agreement and to perform its obligations hereunder and thereunder; and all action required to be taken for the due and proper authorization, execution and delivery by it of each of the Transaction Agreements and the License Agreement and the consummation by it of the transactions contemplated thereby has been duly and validly taken, other than in connection with the Requisite Stockholder Approval, and if needed, the Top-Up Requisite Stockholder Approval.

(b) This Agreement and the License Agreement have been, and upon the execution and delivery of the Investor Agreement by the Company at the Initial Closing, the Investor Agreement will be, duly executed and delivered by the Company, and upon the due execution and delivery of this Agreement and the License Agreement by the Investor, this Agreement and the License Agreement will constitute, and upon the due execution and delivery of the Investor Agreement by the Investor, the Investor Agreement will constitute, valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except, with respect to the Investor Agreement and the License Agreement, as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally or by equitable principles relating to enforceability (collectively, the “Enforceability Exceptions”).

(c) No stop order or suspension of trading of the Common Stock has been imposed by the Nasdaq Stock Market, the SEC or any other Governmental Authority and remains in effect.

4.5 No Defaults. The Company is not (i) in violation of its Charter or By-laws or similar organizational documents; (ii) in default, and no event has occurred that, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any term, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company is a party, by which the Company is bound or to which any of the property or assets of the Company is subject; or (iii) in violation of any Law or any judgment, order, rule or regulation of any Governmental Authority having jurisdiction over the Company or subsidiary, except, in the case of clauses (ii) and (iii) above, for any such default or violation that would not, individually or in the aggregate, have a Material Adverse Effect.

4.6 No Conflicts. The execution, delivery and performance of the Transaction Agreements and the License Agreement, the issuance and sale of the Securities (including any Warrant Shares, subject to receipt of the Requisite Stockholder Approval and, if needed, Top-Up Requisite Stockholder Approval) and the consummation of the transactions contemplated by the Transaction Agreements and the License Agreement will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company pursuant to, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company is a party, by which the Company is bound or to which any of the property or assets of the Company is subject, (ii) result in any violation of the provisions of the Charter or By-laws or similar organizational documents of the Company or (iii) result in the violation of any Law or any judgment, order, rule or regulation of any Governmental Authority having jurisdiction over the Company or its subsidiary, except, (A) in the case of clauses (i) and (iii) above, for any such conflict, breach, violation or default that would not, individually or in the aggregate, have a Material Adverse Effect and (B) in the case of clause (iii) assuming and contingent upon receipt of the Requisite Stockholder Approval and, if needed Top-Up Requisite Stockholder Approval.

4.7 No Governmental Authority or Third-Party Consents. No consent, approval, authorization, order, license, registration or qualification of or with any court or arbitrator or governmental or regulatory authority is required for the execution, delivery and performance by the Company of each of the Transaction Agreements or the License Agreement, the issuance and sale of the securities under the Agreement, except (i) such filings as may be required to be made with the SEC and with any state blue sky or securities regulatory authority, which filings shall be made in a timely manner in accordance with all applicable Laws, (ii) the filing with the Nasdaq Stock Market of, and the absence of unresolved issues with respect to, one or more LAS and a Nasdaq Shares Outstanding Change Form, in each case to the extent required and (iii) the Requisite Stockholder Approval and, if needed, Top-Up Requisite Stockholder Approval.

4.8 Valid Issuance. The Warrant Shares have been duly and validly authorized and reserved for issuance and, upon issuance pursuant to the terms of the Pre-Funded Warrants against applicable full payment therefor in accordance with the terms of the Pre-Funded Warrants, and subject to receipt of Requisite Stockholder Approval and, if needed Top-Up Requisite Stockholder Approval, will be duly and validly issued, fully paid and non-assessable and free from any liens, encumbrances or restrictions on transfer, including pre-emptive rights, rights of first refusal or other similar rights, other than restrictions on transfer under the Transaction Agreements, as a result of any action by the Investor or under federal or state securities Laws. When issued, sold and delivered at the applicable Top-Up Closing in accordance with the terms hereof, the Top-Up Shares shall be duly authorized, validly issued, fully paid and nonassessable and free from any liens, encumbrances or restrictions on transfer, including pre-emptive rights, rights of first refusal or other similar rights, other than restrictions on transfer under the Transaction Agreements, as a result of any action by the Investor or under federal or state securities Laws.

4.9 Litigation. There are no legal, governmental or regulatory investigations, actions, suits or proceedings pending to which the Company is a party or to which any property of the Company is subject, or any legal actions, suits or proceedings which the Company intends to initiate, that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect; and no such investigations, actions, suits or proceedings are, to the Knowledge of the Company, threatened or contemplated by any governmental or regulatory authority or others.

4.10 Licenses and Other Rights; Compliance with Laws. The Company possesses adequate certificates, authorities or permits issued by appropriate governmental agencies or bodies necessary to conduct the business now operated by it, except where failure to so possess would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. The Company has not received any written notice of proceedings relating to the revocation or modification of any such certificate, authority or permit that would reasonably be expected to have a Material Adverse Effect, individually or in the aggregate, on the Company.

4.11 Company SEC Documents; Financial Statements; Nasdaq Stock Market.

(a) The Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the one year period preceding the date hereof (or such shorter period as the Company was required by law or regulation to file such material) (the “Company SEC Documents”). At the time of filing thereof, the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as applicable, and the rules and regulations of the SEC thereunder.

(b) The financial statements of the Company included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2025 fairly present the financial position of the Company and its consolidated subsidiary as of the dates indicated and the results of their operations and the changes in their cash flows for the periods specified; such financial statements have been prepared in conformity with GAAP applied on a consistent basis throughout the periods covered thereby, except as otherwise disclosed therein and, in the case of unaudited, interim financial statements, subject to normal year-end audit adjustments and the exclusion of certain footnotes, and any supporting schedules included in the Company SEC Documents present fairly the information required to be stated therein.

(c) The Common Stock is listed on the Nasdaq Stock Market, and the Company has taken no action designed to, or which is likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act or delisting the Common Stock from the Nasdaq Stock Market. Except as set forth in the Company SEC Documents, the Company has not received any notification that, and has no Knowledge that, the SEC or the Nasdaq Stock Market is contemplating terminating such listing or registration.

(d) The Company has established and maintains disclosure controls and procedures (as defined in Rules 13a-15 and 15d-15 under the Exchange Act), which are designed to ensure that material information relating to the Company, including its subsidiary, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities. Since the end of the Company’s most recent audited fiscal year, there have been no material weaknesses in the Company’s internal control over financial reporting (whether or not remediated) and no change in the Company’s internal control over financial reporting that has materially affected, or would reasonably be expected to materially affect, the Company’s internal control over financial reporting. The Company is not aware of any change in its internal controls over financial reporting that has occurred during its most recent fiscal quarter that has materially affected, or would reasonably be expected to materially affect, the Company’s internal control over financial reporting.

4.12 Offering. Subject to the accuracy of the Investor’s representations set forth in Sections 5.5, 5.6, 5.7, 5.9, 5.10 and 5.11 hereof, the offer, sale and issuance of the Securities to be issued in conformity with the terms of this Agreement constitute transactions which are exempt from the registration requirements of the Securities Act and from all applicable state registration or qualification requirements. Neither the Company nor any Person acting on its behalf will take any action that would cause the loss of such exemption.

4.13 No Integration. The Company has not, directly or through any agent, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Securities Act), that is or will be integrated with the sale of the Initial Closing Pre-Funded Warrants in a manner that would require registration of the Initial Closing Pre-Funded Warrants under the Securities Act or cause this offering of Initial Closing Pre-Funded Warrants to be aggregated with any prior offering of securities of the Company such that the shareholder approval provisions of the Nasdaq Stock Market would require the Company to obtain stockholder approval of the issuance of the Initial Closing Pre-Funded Warrants (other than the Requisite Stockholder Approval), nor will the Company take any action that would cause the offering or issuance of the Initial Closing Pre-Funded Warrants to be integrated or aggregated, as applicable, with future offerings such that the Initial Closing Pre-Funded Warrants would be required to be registered under the Securities Act or that the Company would be required to obtain stockholder approval of the issuance of the Initial Closing Pre-Funded Warrants pursuant to the shareholder approval provisions of the Nasdaq Stock Market.

4.14 Brokers’ or Finders’ Fees. Neither the Company nor its subsidiary is a party to any contract, agreement or understanding with any Person that would give rise to a valid claim against the Company or its subsidiary for a brokerage commission, finder’s fee or like payment in connection with the transactions contemplated by the Transaction Agreements and the License Agreement. No Person will have, as a result of the transactions contemplated by the Transaction Agreements and the License Agreement, any valid right, interest or claim against or upon the Investor or any of its Affiliates for any brokerage commission, finder’s fee or like payment pursuant to any agreement, arrangement or understanding entered into by or on behalf of the Company.

4.15 Investment Company. The Company is not and, immediately after giving effect to the offering and sale of the Initial Closing Pre-Funded Warrants and the application of the proceeds thereof, will not be required to register as an “investment company” or an entity “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations of the SEC thereunder.

4.16 No General Solicitation. Neither the Company nor any Person acting on behalf of the Company has offered or sold any of the Securities by any form of general solicitation or general advertising or “directed selling efforts” (as defined in Rule 902(c) of Regulation S). The Company has offered the Securities for sale only to the Investor.

4.17 Foreign Corrupt Practices. Neither the Company nor, to the Knowledge of the Company, any agent or other Person acting on behalf of the Company or its subsidiary has: (i) directly or indirectly used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by the Company (or made by any person acting on its behalf of which the Company is aware) which is in violation of Law or (iv) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any applicable non-U.S. anti-bribery Law.

4.18 Regulation M Compliance. The Company has not taken, directly or indirectly, any action designed to or that would reasonably be expected to cause or result in stabilization or manipulation of the price of the Common Stock to facilitate the sale or resale of the Warrant Shares or the Top-Up Shares.

4.19 Anti-Bribery and Anti-Money Laundering Laws. Each of the Company, its subsidiary and any of their respective officers, directors, supervisors, managers, agents, or employees are and have at all times been in compliance with and its participation in the offering will not violate: (A) anti-bribery laws, including but not limited to, any applicable law, rule, or regulation of any locality, including but not limited to any law, rule, or regulation promulgated to implement the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed December 17, 1997, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act 2010, or any other law, rule or regulation of similar purposes and scope or (B) anti-money laundering laws, including, but not limited to, applicable federal, state, international, foreign or other laws, regulations or government guidance regarding anti-money laundering, including, without limitation, Title 18 US. Code sections 1956 and 1957, the Patriot Act, the Bank Secrecy Act, and international anti-money laundering principles or procedures by an intergovernmental group or organization, such as the Financial Action Task Force on Money Laundering, of which the United States is a member and with which designation the United States representative to the group or organization continues to concur, all as amended, and any Executive order, directive, or regulation pursuant to the authority of any of the foregoing, or any orders or licenses issued thereunder.

4.20 Tests and Preclinical and Clinical Trials. (i) The preclinical studies and clinical trials conducted by or, to the Company’s Knowledge, on behalf of or sponsored by the Company or its subsidiary, or in which the Company or its subsidiary have participated, that are described in the Company SEC Documents, or the results of which are referred to in the Company SEC Documents, as applicable, were, and if still pending are, being conducted in all material respects in accordance with standard medical and scientific research standards and procedures for products or product candidates comparable to those being developed by the Company and all applicable statutes and all applicable rules and regulations of the U.S. Food and Drug Administration and comparable regulatory agencies outside of the United States to which they are subject, including the European Medicines Agency (collectively, the “Regulatory Authorities”) and Good Clinical Practice and Good Laboratory Practice requirements; (ii) the descriptions in the Company SEC Documents of the results of such studies and trials are accurate and complete descriptions in all material respects and fairly present the data derived therefrom; (iii) to the Company’s Knowledge, there are no other studies or trials not described in the Company SEC Documents, the results of which the Company believes are inconsistent with or reasonably call into question the results described or referred to in the Company SEC Documents; (iv) the Company and its subsidiary have operated at all times and are currently in compliance with all applicable statutes, rules and regulations of the Regulatory Authorities, except where such non-compliance would not, individually or in the aggregate, have a Material Adverse Effect; and (v) neither the Company nor its subsidiary have received any written notices, correspondence or other communications from the Regulatory Authorities or any other governmental agency requiring or threatening the termination, material modification or suspension of any preclinical studies or clinical trials that are described in the Company SEC Documents or the results of which are referred to in the Company SEC Documents, other than ordinary course communications with respect to modifications in connection with the design and implementation of such studies or trials, and, to the Company’s Knowledge, there are no reasonable grounds for the same.

4.21 Intellectual Property. Except as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect, the Company and its subsidiary own, possess, license or have other rights to use, all patents, patent applications, trade and service marks, trade and service mark registrations, trade names, copyrights, licenses, inventions, trade secrets, technology, know-how and other intellectual property (collectively, the “Intellectual Property”) necessary for the conduct of the Company’s business as now conducted or as proposed in the Company SEC Documents to be conducted; and (a) there are no rights of third parties to any such Intellectual Property, including no liens, security interests or other encumbrances; (b) to the Company’s Knowledge, there is no infringement by third parties of any such Intellectual Property; (c) there is no pending or, to the Company’s Knowledge, threatened action, suit, proceeding or claim by others challenging the Company’s rights in or to any such Intellectual Property; (d) such Intellectual Property that is described in the Company SEC Documents has not been adjudged by a court of competent jurisdiction invalid or unenforceable, in whole or in part; (e) there is no pending or, to the Company’s Knowledge, threatened action, suit, proceeding or claim by others challenging the validity or scope of any such Intellectual Property that is owned or licensed by the Company, including interferences, oppositions, reexaminations or government proceedings; and (f) there is no pending or, to the Company’s Knowledge, threatened action, suit, proceeding or claim by others that the Company infringes, misappropriates, or otherwise violates any patent, trademark, copyright, trade secret or other proprietary rights of others.

4.22 Real and Personal Property. The Company and its subsidiary have good and marketable title to all real properties and all other material properties and assets owned by them, in each case free from liens, encumbrances and defects, except such as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; and the Company and its subsidiary hold any leased real or personal property under valid and enforceable leases with no exceptions, except such as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

4.23 Labor and Employment. The Company is not party to or bound by any collective bargaining agreements or other agreements with labor organizations. To the Company’s Knowledge, the Company has not violated any laws, regulations, orders or contract terms affecting the collective bargaining rights of employees or labor organizations, or any laws, regulations or orders affecting employment discrimination, equal opportunity employment, or employees’ health, safety, welfare, wages and hours, except for any such violations that would not reasonably be expected to have a Material Adverse Effect, individually or in the aggregate, on the Company. No material labor dispute with the employees of the Company, or with the employees of any principal supplier, manufacturer, customer or contractor of the Company, exists or, to the Company’s Knowledge, is threatened or imminent.

4.24 Environmental Matters. The Company is not in violation of any statute, rule, regulation, decision or order of any governmental agency or body or any court, domestic or foreign, relating to the use, disposal or release of hazardous or toxic substances or relating to the protection or restoration of the environment or human exposure to hazardous or toxic substances (collectively, “Environmental Laws”), has not released any hazardous substances regulated by Environmental Laws onto any real property that it owns or operates and has not received any written notice or claim that it is liable for any off-site disposal or contamination pursuant to any Environmental Laws, which violation, release, notice, claim, or liability would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, and to the Company’s Knowledge, there is no pending or threatened investigation that would reasonably be expected to lead to such a claim.

4.25 Taxes. The Company and its subsidiary have timely prepared and filed all material tax returns required to have been filed by them (or extensions have been duly obtained) with all appropriate governmental agencies and timely paid all material taxes shown thereon or otherwise owed by them. There are no material unpaid assessments against the Company nor, to the Company’s Knowledge, any audits by any federal, state or local taxing authority. All material taxes that the Company is required to withhold or to collect for payment have been duly withheld and collected and paid to the proper governmental entity or third party when due. There are no tax liens pending or, to the Company’s Knowledge, threatened against the Company or any of its assets or property. With the exception of agreements or other arrangements that are not primarily related to taxes entered into in the ordinary course of business, there are no outstanding tax sharing agreements or other such arrangements between the Company and any other corporation or entity (other than the subsidiary of the Company).

4.26 Related Party Transactions. There are no business relationships or related-party transactions involving the Company, its subsidiary or any other Person required by the Securities Act to be described in the Company SEC Documents that have not been described as required.

4.27 No Disqualification Events. No Disqualification Event is applicable to the Company or, to its Knowledge, any Company Covered Person, except for a Disqualification Event as to which Rule 506(d)(2) or (d)(3) promulgated under the Securities Act is applicable.

5. Representations and Warranties of the Investor. The Investor hereby represents and warrants to the Company as of the Signing Date and each applicable Closing Date:

5.1 Organization; Good Standing. The Investor is a corporation duly organized, validly existing and in good standing under the Laws of the Cayman Islands. The Investor has all requisite corporate power and corporate authority to enter into the Transaction Agreements, to purchase or acquire the Securities and to perform its obligations under and to carry out the other transactions contemplated by the Transaction Agreements.

5.2 Authorization.

(a) The Investor has full right, power and authority to execute and deliver the Transaction Agreements and the License Agreement and to perform its obligations hereunder and thereunder; and all action required to be taken for the due and proper authorization, execution and delivery by it of each of the Transaction Agreements and the License Agreement and the consummation by it of the transactions contemplated thereby has been duly and validly taken.

(b) This Agreement has been, and upon the execution and delivery of the Investor Agreement at the Initial Closing by the Investor, the Investor Agreement will be, duly executed and delivered by the Investor and upon the due execution and delivery thereof by the Company, will constitute valid and legally binding obligations of the Investor, enforceable against the Investor in accordance with their respective terms, except with respect to the Enforceability Exceptions.

5.3 No Conflicts. The execution, delivery and performance of the Transaction Agreements and the License Agreement, the subscription for and acquisition of the Securities and Warrant Shares and the consummation of the transactions contemplated by the Transaction Agreements and the License Agreement will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Investor pursuant to, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Investor is a party, by which the Investor is bound or to which any of the property or assets of the Investor is subject, (ii) result in any violation of the provisions of the charter or by-laws or similar organizational documents of the Investor or (iii) result in the violation of any Law or any judgment, order, rule or regulation of any Governmental Authority having jurisdiction over the Investor or any of its subsidiaries, except, in the case of clauses (i) and (iii) above, for any such conflict, breach, violation or default that would not, individually or in the aggregate, have a material adverse effect on the Investor’s ability to perform its obligations or consummate the Transaction in accordance with the terms of this Agreement.

5.4 No Governmental Authority or Third-Party Consents. No consent, approval, authorization, order, license, registration or qualification of or with any court or arbitrator or governmental or regulatory authority is required for the execution, delivery and performance by the Investor of each of the Transaction Agreements or the License Agreement or with the subscription for and acquisition of the Securities or the Warrant Shares.

5.5 Purchase Entirely for Own Account. The Investor acknowledges that the Securities shall be acquired for investment for the Investor’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and the Investor has no present intention of selling, transferring or otherwise distributing the Securities. The Investor can bear the economic risk of an investment in the Securities indefinitely and a total loss with respect to such investment. The Investor does not have and will not have as of the applicable Closing any contract, undertaking, agreement, arrangement or understanding with any Person to sell, transfer or otherwise distribute any of the Securities.

5.6 Disclosure of Information. The Investor has received or has had full access to all the information from the Company and its management that the Investor considers necessary or appropriate for deciding whether to acquire the Securities hereunder. The Investor further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the Company, its financial condition, results of operations and prospects and the terms and conditions of the offering of the Securities sufficient to enable it to evaluate its investment.

5.7 Independent Investment Decision. The Investor understands that nothing in the Transaction Agreements or any other materials presented by or on behalf of the Company to the Investor in connection with the purchase of the Securities and Warrant Shares constitutes legal, tax or investment advice. The Investor has consulted such legal, tax and investment advisors as it, in such Investor’s sole discretion, has deemed necessary or appropriate in connection with its purchase of the Securities.

5.8 Investment Experience and Accredited Investor Status. The Investor is an “accredited investor” (as defined in Regulation D under the Securities Act). The Investor has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Securities and Warrant Shares to be acquired hereunder. The Investor acknowledges that it can bear the economic risk and complete loss of its investment in the Securities and Warrant Shares.

5.9 Acquiring Person. As of the Signing Date, to the Investor’s knowledge after reasonable inquiry, the Investor beneficially owns (as determined pursuant to Rule 13d-3 under the Exchange Act without regard for the number of days in which a Person has the right to acquire such beneficial ownership, and without regard to Investor’s rights under this Agreement) no shares of the Common Stock in. As of the Signing Date, to the Investor’s knowledge after reasonable inquiry, neither the Investor nor any of its Affiliates beneficially owns, and immediately prior to the Initial Closing, neither the Investor nor any of its Affiliates will beneficially own (in each case, as determined pursuant to Rule 13d-3 under the Exchange Act without regard for the number of days in which a Person has the right to acquire such beneficial ownership, and without regard to Investor’s rights under this Agreement), any securities of the Company. All securities of the Company owned by the Investor or any of its Affiliates that are required to be reported in accordance with the reporting requirements of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder have been duly reported in such filings.

5.10 No “Bad Actor” Disqualification. The Investor is not subject to the disqualification provisions of Rule 506(d)(1) of the Securities Act.

5.11 Restricted Securities. The Investor understands that the Securities, when issued, shall be “restricted securities” under the federal securities Laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such Laws the Securities may be resold without registration under the Securities Act only if an exemption from such registration requirements is available. The Investor understands that the Securities and Warrant Shares must be held indefinitely unless such Securities and Warrant Shares are resold pursuant to a registration statement under the Securities Act or an exemption from registration is available. The Investor represents that it is familiar with Rule 144, as presently in effect. The Investor understands that the Securities are being offered and sold to the Investor in reliance on specific exemptions from the registration requirements of United States federal and state securities Laws and the Company is relying in part upon the truth and accuracy of, and the Investor’s compliance with, the representations, warranties, agreements, acknowledgements and understandings of the Investor set forth in this Agreement in order to determine the availability of such exemptions and the eligibility of the Investor to acquire the Securities. The Investor hereby further represents that (i) the Investor is not a “U.S. person” as defined in Rule 902(k) of Regulation S promulgated under the Securities Act (a “U.S. Person”), (ii) the offer and sale of the Securities to the Investor will be made in an “Offshore Transaction” (as defined in Rule 902(h) of Regulation S) and the Investor is not acquiring the Securities for the account or benefit of any U.S. Person; (iii) the Investor will resell the Securities only in accordance with the provisions of Regulation S, pursuant to registration under the Securities Act, or pursuant to an available exemption from registration; (iv) the Investor shall not engage in hedging transactions with regard to such Securities unless in compliance with the Securities Act and (v) the Investor acknowledges and agrees that the Company shall not register any transfer or resale of the Securities not made (a) in accordance with the provisions of Regulation S, (b) pursuant to registration under the Securities Act or (c) or pursuant to an available exemption from registration.

5.12 No General Solicitation and No Directed Selling. The Investor acknowledges and agrees that the Investor is purchasing the Securities directly from the Company. Investor became aware of this offering of the Warrant solely by means of direct contact from the Company as a result of a pre-existing, substantive relationship with the Company, and/or its advisors (including, without limitation, attorneys, accountants, bankers, consultants and financial advisors), agents, control persons, representatives, affiliates, directors, officers, managers, members, and/or employees, and/or the representatives of such persons. The Securities were offered to the Investor solely by direct contact between the Investor and the Company and/or its representatives. The Investor did not become aware of this offering of the Securities, nor were the Securities offered to the Investor, by any other means, and none of the Company and/or its representatives acted as investment advisor, broker or dealer to the Investor. The Investor is not acquiring the Securities as a result of any general or public solicitation or general advertising, or publicly disseminated advertisement, article, notice or other communication regarding the Securities published in any newspaper, magazine or similar media or broadcast over television, radio or the internet or presented at any seminar or any other general solicitation or general advertisement. No “directed selling efforts” (as defined in Rule 902(c) of Regulation S) were or will be made to the Investor in the United States.

5.13 Legends. The Investor understands that any certificates or book entries representing any Warrant Shares or Top-Up Shares shall bear the following legends:

(a) “THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER THE SECURITIES ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OF THE SECURITIES ACT.”;

(b) “THESE SECURITIES ARE SUBJECT TO AND SHALL BE TRANSFERABLE ONLY UPON THE TERMS AND CONDITIONS OF AN INVESTOR AGREEMENT DATED AS OF     , 2026, BY AND BETWEEN THE COMPANY AND ASCENDANT HEALTH SCIENCES LTD., A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY; and

(c) any legend required by applicable state securities Laws or the other Transaction Agreements.

5.14 SEC Reports. The Investor acknowledges that the Company has made the Company SEC Documents available (by filing on the SEC’s electronic data gathering and retrieval system (EDGAR)) to the Investor.

5.15 HSR Act. The Investor has determined, in good faith and in accordance with 16 CFR § 801.10(c)(3), that the fair market value of the U.S. assets to be acquired pursuant to the Transaction Agreements and the License Agreement are not greater than $133.9 million. This determination is made solely for the purpose of determining the applicability of the HSR Act to the transactions contemplated under the Transaction Agreements and License Agreement.

5.16 Brokers and Finders. The Investor has not retained, utilized or been represented by any broker or finder in connection with the transactions contemplated by this Agreement whose fees the Company would be required to pay.

5.17 Certain Trading Activities. Other than consummating the transaction contemplated hereby, the Investor has not, nor has any Person acting on behalf of or pursuant to any understanding with the Investor, directly or indirectly executed any purchases or sales, including Short Sales, of the securities of the Company during the period commencing as of the time that the Investor was first contacted by the Company or any other Person regarding the transaction contemplated hereby and ending immediately prior to the date of this Agreement. Notwithstanding the foregoing, if the Investor is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Investor’s assets and the portfolio managers have no direct knowledge of the investment decisions made by the portfolio managers managing other portions of such Investor’s assets, the representation set forth above shall only apply with respect to the portion of the assets managed by the portfolio manager that made the investment decision to purchase the Securities covered by this Agreement. Other than to other Persons party to this Agreement and to its advisors and agents who had a need to know such information, the Investor has maintained the confidentiality of all disclosures made to it in connection with this transaction (including the existence and terms of this transaction). Notwithstanding the foregoing, for avoidance of doubt, nothing contained herein shall constitute a representation or warranty, or preclude any actions, with respect to the identification of the availability of, or securing of, available shares to borrow in order to effect Short Sales or similar transactions in the future.

5.18 U.S. Bulk Data Transfer Compliance. Investor is not, and its respective Affiliates are not, a “Covered Person” as defined under the U.S. Bulk Data Transfer Rule (as defined below). Notwithstanding the foregoing, in the event Investor or any of its respective Affiliates are requested or required by a governmental authority to transfer or provide access to any Personal Data (as defined below), Clinical Data (as defined below), human biospecimens or other information or materials provided by or on behalf of the Company, it shall promptly notify the Company prior to any such transfer or granting of access. In no event shall the Investor or any of its Affiliates provide or grant access to any such Personal Data, Clinical Data, human biospecimens or other information or materials provided by or on behalf of the Company without first obtaining prior written consent of the Company. “Clinical Data” means all results, information, data, data analyses, reports, case report forms, adverse event reports and trial records generated by or on behalf of a party or its Affiliates or (sub)licensees in the performance of a clinical trial. “Personal Data” means any information (a) relating to an identified or identifiable individual (including all key-coded or pseudonymized data and human biospecimens); or (b) that otherwise constitutes “personal data,” “personal information,” or similar term as defined under applicable Law. “U.S. Bulk Data Transfer Rule” means the United States DOJ Data Security Program Implementing Executive Order 14117 of February 28, 2024 (Preventing Access to Americans’ Bulk Sensitive Personal Data and United States Government-Related Data by Countries of Concern), 90 Fed. Reg. 1636, codified at United States 28 C.F.R. Part 202, as interpreted in rules, guidance, policies, statements, or otherwise from time to time.

5.19 Sanctions. Neither Investor nor any of its officers, directors, or employees is: (i) a Person that is organized under the laws of, ordinarily resident in, or located in a country or territory that is the subject of comprehensive sanctions laws and regulations (“Sanctions”) (for purposes of this Agreement, Cuba, Iran, North Korea, the Crimea, Donetsk, and Luhansk regions of Ukraine, Russia, Belarus, and Venezuela) (“Restricted Countries”); (ii) 50% or more owned or controlled by the government of a Restricted Country; or (iii) (A) designated on a sanctioned parties list administered by the United States, European Union, United Kingdom, or United Nations, including, without limitation, the U.S. Department of the Treasury’s Office of Foreign Assets Control’s Specially Designated Nationals and Blocked Persons List, Foreign Sanctions Evaders List, and Sectoral Sanctions Identification List, the Consolidated List of Persons, Groups, and Entities Subject to EU Financial Sanctions, and the UK’s Consolidated Sanctions List (each a, “Designated Party”); or (B) 50% or more owned or, where relevant under applicable Sanctions, controlled, individually or in the aggregate, by one or more Designated Party; or (iv) otherwise the target of Sanctions. The Investor shall promptly notify the Company in writing upon becoming aware of any change in circumstances, any inquiry, investigation, or communication from any Governmental Authority, or any other development that would reasonably be expected to cause any of the foregoing representations in this Agreement to become inaccurate or that could otherwise affect the Company’s rights or obligations under this Agreement with respect to applicable Sanctions.

5.20 Not a Person of a Country of Concern. Except as otherwise disclosed in writing to the Company, the Investor is not a “person of a country of concern” within the meaning of the Outbound Investment Security Program, 31 C.F.R. Part 850, as implemented or revised from time to time.

5.21 CFIUS. The execution, delivery and performance of this Agreement, and the transactions contemplated hereby do not constitute a “covered transaction” under regulations promulgated by the Committee on Foreign Investment in the United States (“CFIUS”) at 31 C.F.R. Parts 800 and 802, and neither the Investor nor any of its Affiliates has received any communication from CFIUS or any member agency thereof indicating that the transactions contemplated by this Agreement are subject to review by CFIUS. The Investor shall promptly notify the Company in writing upon becoming aware of any change in circumstances, any inquiry, investigation, or communication from any Governmental Authority, or any other development that would reasonably be expected to cause any of the foregoing representations in this Agreement to become inaccurate or that could otherwise affect the Company’s rights or obligations under this Agreement with respect to CFIUS.

6. Investor’s Conditions to the Initial Closing. The Investor’s obligation to purchase the Initial Closing Pre-Funded Warrants at the Initial Closing is subject to the fulfillment as of the Initial Closing of the following conditions (unless waived in writing by the Investor):

6.1 Representations and Warranties. The representations and warranties made by the Company in Section 4 hereof shall be true and correct as of the Signing Date and as of the Initial Closing Date as though made on and as of such Initial Closing Date, except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date; provided, however, that for purposes of this Section 6.1, all such representations and warranties of the Company (other than Sections 4.1, 4.2, 4.3, 4.4, 4.5, 4.6, 4.7, 4.8, 4.11 and 4.14 hereof) shall be deemed to be true and correct for purposes of this Section 6.1 unless the failure or failures of such representations and warranties to be so true and correct, without regard to any “material,” “materiality” or “Material Adverse Effect” qualifiers set forth therein, constitute a Material Adverse Effect.

6.2 Representations and Warranties in the License Agreement. The representations and warranties made by the Company in Section 10 of the License Agreement shall be true and correct as of the Initial Closing Date as though made on and as of such Initial Closing Date, except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date; provided, however, that for purposes of this Section 6.2, all such representations and warranties of the Company shall be deemed to be true and correct for purposes of this Section 6.2 unless the failure or failures of such representations and warranties to be so true and correct, without regard to any “material” or “materiality” qualifiers set forth therein, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

6.3 Covenants. All covenants and agreements contained in this Agreement to be performed or complied with by the Company on or prior to the Initial Closing Date shall have been performed or complied with in all material respects.

6.4 Investor Agreement. The Company shall have duly executed and delivered to the Investor, pursuant to Section 3.3(a) of this Agreement, the Investor Agreement, and (subject to execution by the Investor) such agreement shall be in full force and effect.

6.5 License Agreement. The License Agreement shall not have been terminated in accordance with its terms and shall be in full force and effect.

6.6 No Material Adverse Effect. From and after the Signing Date until the Initial Closing Date, there shall not have occurred any change, event or occurrence that would constitute a Material Adverse Effect.

6.7 Listing. The Warrant Shares shall be eligible and approved for listing on the Nasdaq Stock Market.

6.8 Closing Deliverables. All Closing deliverables as required to be delivered by the Company (or its Transfer Agent) to the Investor under Section 3.3(a) hereof shall have been so delivered.

7. Company’s Conditions to Closing. The Company’s obligation to issue and sell the Securities at each applicable Closing is subject to the fulfillment as of the applicable Closing of the following conditions (unless waived in writing by the Company):

7.1 Representations and Warranties. The representations and warranties made by the Investor in Section 5 hereof shall be true and correct as of the Signing Date and as of the applicable Closing Date as though made on and as of such Closing Date, except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, except in each case (other than Sections 5.1 through 5.7 and Sections 5.9 through 5.11 hereof) where the failure of such representations and warranties to be so true and correct (without regard to any “material,” “materiality” or “material adverse effect” qualifiers set forth therein) would not reasonably be expected to have a material adverse effect on the Investor’s ability to perform its obligations hereunder or consummate the transactions contemplated hereby.

7.2 Covenants. All covenants and agreements contained in this Agreement to be performed or complied with by the Investor on or prior to the applicable Closing Date shall have been performed or complied with in all material respects.

7.3 Investor Agreement. The Investor shall have duly executed and delivered to the Company, pursuant to Section 3.3(b) of this Agreement, the Investor Agreement, and (subject to execution by the Company) such agreement shall be in full force and effect.

7.4 License Agreement. The License Agreement shall not have been terminated in accordance with its terms and shall be in full force and effect.

8. Mutual Conditions to Closing. The obligations of the Investor and the Company to consummate each Closing are subject to the fulfillment as of the applicable Closing Date of the following conditions:

8.1 Absence of Litigation. There shall be no action, suit, proceeding or investigation by a Governmental Authority pending or currently threatened in writing against the Company or the Investor (i) that questions (A) the validity of any Transaction Agreement or the License Agreement or (B) the right of the Company or the Investor to enter into any Transaction Agreement or the License Agreement or to consummate the transactions contemplated hereby or thereby or (ii) which, if determined adversely, would impose substantial monetary damages on the Company or the Investor as a result of the consummation of the transactions contemplated by any Transaction Agreement.

8.2 No Prohibition. No provision of any applicable Law and no judgment, injunction (preliminary or permanent), order or decree that prohibits, makes illegal or enjoins the consummation of the Transaction or the transactions contemplated under the Transaction Agreements or the License Agreement shall be in effect.

9. Termination.

9.1 Ability to Terminate. This Agreement may be terminated at any time prior to the applicable Closing by:

(a) mutual written consent of the Company and the Investor;

(b) either the Company or the Investor, upon written notice to the other, if any of the mutual conditions to the Closing set forth in Section 8 hereof shall have become incapable of fulfillment and shall not have been waived in writing by the each party within ten (10) Business Days after receiving receipt of written notice of an intention to terminate pursuant to this clause (b); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure to consummate the transactions contemplated hereby;

(c) the Company, upon written notice to the Investor, so long as the Company is not then in breach of its representations, warranties, covenants or agreements under this Agreement such that any of the conditions set forth in Section 6.1, 6.2, 6.3, 6.4 or 6.5 hereof, as applicable, could not be satisfied, (i) upon a material breach of any covenant or agreement on the part of the Investor set forth in this Agreement or (ii) if any representation or warranty of the Investor shall have been or become untrue, in each case such that any of the conditions set forth in Section 7.1, 7.2, 7.3 or 7.4 hereof, as applicable, could not be satisfied;

(d) the Investor, upon written notice to the Company, so long as the Investor is not then in breach of its representations, warranties, covenants or agreements under this Agreement such that any of the conditions set forth in Section 7.1, 7.2, 7.3, or 7.4 hereof, as applicable, could not be satisfied, (i) upon a material breach of any covenant or agreement on the part of the Company set forth in this Agreement or (ii) if any representation or warranty of the Company shall have been or become untrue, in each case such that any of the conditions set forth in Section 6.1, 6.2, 6.3, 6.4 or 6.5 hereof, as applicable, could not be satisfied.

9.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.1 hereof, (i) this Agreement (except for this Section 9.2 and Section 11 hereof (other than Section 11.12), and any definitions set forth in this Agreement and used in such sections) shall forthwith become void and have no effect, without any liability on the part of any party hereto or its Affiliates, and (ii) all filings, applications and other submissions made pursuant to this Agreement, to the extent practicable, shall be withdrawn from the agency or other Person to which they were made or appropriately amended to reflect the termination of the transactions contemplated hereby; provided, however, that nothing contained in this Section 9.2 shall relieve any party from liability for fraud or any intentional or willful breach of this Agreement.

10. Additional Covenants and Agreements.

10.1 Market Listing. The Company shall use all commercially reasonable efforts to (i) maintain the listing and trading of the Common Stock on the Nasdaq Stock Market and (ii) effect the listing of the Warrant Shares and Top-Up Shares on the Nasdaq Stock Market, including submitting one or more LAS to the Nasdaq Stock Market, if and as required in connection herewith.

10.2 Assistance and Cooperation. Prior to each Closing, upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including using all reasonable efforts to accomplish the following: (i) taking all reasonable acts necessary to cause the conditions precedent set forth in Sections 6, 7 and 8 hereof to be satisfied (including, in the case of the Company, promptly notifying the Investor of any notice from the Nasdaq Stock Market with respect to any LAS filed in connection herewith); (ii) taking all reasonable actions necessary to obtain all necessary actions or non-actions, waivers, consents, approvals, orders and authorizations from Governmental Authorities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Authorities, if any); (iii) taking all reasonable actions necessary to obtain all necessary consents, approvals or waivers from Third Parties; and (iv) defending any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed.

10.3 Legend Removal.

(a) Certificates or book entries evidencing the Warrant Shares and Top-Up Shares shall not contain the legend set forth in Section 5.11(a) hereof: (i) following a sale of such Warrant Shares or Top-Up Shares, as applicable, pursuant to a registration statement, if any, covering the resale of such Warrant Shares or Top-Up Shares, as applicable, while such registration statement is effective under the Securities Act, (ii) following any sale of such Warrant Shares or Top-Up Shares, as applicable, pursuant to Rule 144, (iii) if such securities are eligible for sale under Rule 144, without the requirement for the Company to be in compliance with the current public information required under Rule 144 as to such securities and without volume or manner-of-sale restrictions under Rule 144 or (iv) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the SEC).

(b) Certificates or book entries evidencing the Warrant Shares and Top-Up Shares shall not contain the legend set forth in Section 5.11(b) hereof following: (i) a sale of such Warrant Shares or any Top-Up Shares, as applicable, pursuant to a registration statement, if any, covering the resale of such securities, while such registration statement is effective under the Securities Act, (ii) any sale of such Warrant Shares or Top-Up Shares, as applicable, pursuant to Rule 144 or (iii) the expiration of the Standstill Period (as defined in the Investor Agreement), the Lock-Up Term (as defined in the Investor Agreement) and the Voting Agreement Term (as defined in the Investor Agreement); provided that any transfer described in clause (i) or (ii) above shall have been in compliance with all applicable provisions of the Investor Agreement. The Company and the Investor further agree that, if the Warrant Shares and Top-Up Shares are eligible for sale under Rule 144 prior to the expiration of the Lock-Up Term and the Standstill Period, without the requirement for the Company to be in compliance with the current public information required under Rule 144 as to such securities and without volume or manner-of-sale restrictions under Rule 144, the Investor shall be entitled, at its option, to request the Company to remove, and the Company agrees to remove or cause to be removed, any legend set forth in Section 5.11(b) on the certificates or book entries evidencing the securities in accordance with the procedures specified in Section 10.3(c) provided that such legend removal request is made in connection with a proposed transfer of the Warrant Shares or Top-Up Shares to a brokerage or investment account in the name or for the benefit of the Investor and is accompanied by the delivery to the Company by the Investor of representation letters and any other documentation that may be reasonably requested by the Company and/or its counsel, in a form reasonably satisfactory to the Company, acknowledging any contractual restrictions on the transfer of the Warrant Shares or Top-Up Shares then in effect and providing customary representations as to, among other things, the sufficiency of the Investor’s internal policies and procedures in observance thereof.

(c) The Company agrees that at such time as any legend set forth in Section 5.11 hereof is no longer required under this Section 10.3, the Company will, no later than three (3) Business Days following the delivery by the Investor to the Company of notice of either (i) the delivery by the Investor to the Transfer Agent of a certificate representing securities issued with such legend or (ii) in the event such securities are uncertificated, notice of the Investor’s desire to remove such legend(s) that are no longer required, deliver or cause to be delivered to the Investor (together with any legal opinion required by the Transfer Agent) a certificate representing such securities that is free from such legend, or, in the event that such securities are uncertificated, remove or cause to be removed any such legend in the Company’s stock records. The Company may not make any notation on its records or give instructions to the Transfer Agent that enlarge the restrictions on transfer set forth in Section 5.11 hereof.

10.4 Adjustments in Share Numbers and Prices. In the event of any stock split, subdivision, dividend or distribution in shares of Common Stock (or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly shares of Common Stock), combination or other similar recapitalization or event occurring on or after the date hereof and prior to the applicable Closing, including the Reverse Stock Split, each reference to the Per-Pre-Funded Warrant Price and the number of Initial Closing Pre-Funded Warrants shall be amended to appropriately account for such event (without duplication, to the extent the relevant Transaction Agreement provides for such amendment therein). Notwithstanding the foregoing, in no event may the exercise price of the Pre-Funded Warrants be adjusted below the par value of the Common Stock then in effect.

10.5 Registration of Registrable Securities.

(a) Filing Deadline. The Company shall, as promptly as reasonably practicable, but in no event later than forty-five (45) calendar days following the Initial Closing Date (the “Filing Deadline”), prepare and file with the Securities and Exchange Commission a registration statement on Form S-1 or Form S-3 (or any successor form), as applicable (the “Registration Statement”), covering the resale by the Investor of all Initial Closing Pre-Funded Warrant Shares (the “Registrable Securities”).

(b) Effectiveness Deadline. The Company shall use its commercially reasonable efforts to cause the Registration Statement to be declared effective by the Securities and Exchange Commission as promptly as reasonably practicable, and in no event later than ninety (90) calendar days following the Initial Closing Date (or, in the event of a full Securities and Exchange Commission review, one hundred twenty (120) calendar days following the Initial Closing Date) (the “Effectiveness Deadline”); provided, however, that if the Effectiveness Deadline would otherwise be prior to the date on which the Requisite Stockholder Approval is obtained, the Effectiveness Deadline shall instead be the second Business Day following the date on which the Requisite Stockholder Approval is obtained.

(c) Maintenance. The Company shall use its commercially reasonable efforts to keep the Registration Statement continuously effective until the earlier of (i) the date on which all Registrable Securities may be sold by the Investor without restriction pursuant to Rule 144 under the Securities Act, and without the requirement to be in compliance with Rule 144(c)(1) (or any successor thereto) under the Securities Act, or (ii) the date on which all Registrable Securities have been sold.

(d) For not more than thirty (30) consecutive days or for a total of not more than sixty (60) days in any twelve (12) month period, the Company may suspend the use of any prospectus included in the Registration Statement contemplated by this Section 10.5 in the event that the Company determines in good faith that such suspension is necessary to (A) delay the disclosure of material nonpublic information concerning the Company, the disclosure of which at the time is not, in the good faith opinion of the Company, in the best interests of the Company or (B) amend or supplement the Registration Statement or the related prospectus so that such Registration Statement or prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the case of the Prospectus in light of the circumstances under which they were made, not misleading (an “Allowed Delay”); provided, that the Company shall promptly (a) notify the Investor in writing of the commencement of an Allowed Delay, but shall not (without the prior written consent of the Investor) disclose to such Investor any material nonpublic information giving rise to an Allowed Delay, (b) advise the Investor in writing to cease all sales under such Registration Statement until the end of the Allowed Delay and (c) use commercially reasonable efforts to terminate an Allowed Delay as promptly as practicable.

(e) Liquidated Damages for Failure to File or Effectiveness. If the Company fails to (i) file the Registration Statement on or prior to the Filing Deadline or (ii) cause the Registration Statement to be declared effective on or prior to the Effectiveness Deadline (as applicable), then, as liquidated damages and not as a penalty, the Company shall pay to the Investor, for each thirty (30) day period (or pro-rated portion thereof) during which such failure continues, an amount in cash equal to one percent (1.0%) of the aggregate purchase price paid by the Investor for the Registrable Securities, up to a maximum aggregate amount equal to six percent (6.0%) of such purchase price. Notwithstanding the foregoing, the Company and the Investor agree that the Company will not be liable for any liquidated damages under this Section 10.5(e) with respect to any Registrable Securities prior to their issuance. The Liquidated Damages described in this Section 2(d) shall constitute the Investor’s exclusive monetary remedy for any failure to meet the Filing Deadline or the Effectiveness Deadline, but shall not affect the right of the Investor to seek injunctive relief.

(f) Payment of Liquidated Damages. Any amounts payable pursuant to Section 10.5(e) shall be paid in immediately available funds within five (5) Business Days following the end of the applicable thirty (30) day period.

(g) Obligations of the Investor. The Investor shall furnish in writing to the Company such information regarding itself, the Registrable Securities held by it and the intended method of disposition of the Registrable Securities held by it, as shall be reasonably required to effect the registration of such Registrable Securities, and shall execute such documents, including but not limited to a customary selling stockholder questionnaire, in connection with such registration as the Company may reasonably request. The Investor, by its acceptance of the Registrable Securities, agrees to cooperate with the Company as reasonably requested by the Company in connection with the preparation and filing of a Registration Statement hereunder, unless such Investor has notified the Company in writing of its election to exclude all of its Registrable Securities from such Registration Statement. The Investor agrees that, upon receipt of any notice from the Company of the commencement of an Allowed Delay pursuant to Section 10.5(d), the Investor will immediately discontinue disposition of Registrable Securities pursuant to any Registration Statement covering such Registrable Securities, until the Investor is advised by the Company that such dispositions may again be made. The Investor covenants and agrees that it will comply with the prospectus delivery requirements of the Securities Act as applicable to it or an exemption therefrom in connection with sales of Registrable Securities pursuant to any Registration Statement.

11. Miscellaneous.

11.1 Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York, without regard to the conflict of laws principles thereof that would require the application of the Law of any other jurisdiction. Any action brought, arising out of, or relating to this Agreement shall be brought in the state or federal courts sitting in the City of New York, Borough of Manhattan. Each party hereby irrevocably submits to the exclusive jurisdiction of said courts in respect of any claim relating to the validity, interpretation and enforcement of this Agreement, and hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding in which any such claim is made that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in such courts, or that the venue thereof may not be appropriate or that this agreement may not be enforced in or by such courts. The parties hereby consent to and grant the state or federal courts sitting in the City of New York, Borough of Manhattan jurisdiction over such parties and over the subject matter of any such claim and agree that mailing of process or other papers in connection with any such action, suit or proceeding in the manner provided in Section 11.3 hereof or in such other manner as may be permitted by Law, shall be valid and sufficient thereof.

11.2 Waiver. Neither party may waive or release any of its rights or interests in this Agreement except in writing. The failure of either party to assert a right hereunder or to insist upon compliance with any term of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition. No waiver by either party of any condition or term in any one or more instances shall be construed as a continuing waiver of such condition or term or of another condition or term except to the extent set forth in writing.

11.3 Notices. All notices, instructions and other communications hereunder or in connection herewith shall be in writing, shall be sent to the address of the relevant party set forth on Exhibit A attached hereto and shall be (i) delivered personally; (ii) sent by certified mail (return receipt requested), postage prepaid; or (iii) sent via a reputable nationwide overnight express courier service (signature required). Any such notice, instruction or communication shall be deemed to have been delivered (A) upon receipt if delivered by hand; (B) three (3) Business Days after it is sent by certified mail, return receipt requested, postage prepaid; or (C) one (1) Business Day after it is sent via a reputable nationwide overnight courier service. Either party may change its address by giving notice to the other party in the manner provided above; provided that notices of a change of address shall be effective only upon receipt thereof.

11.4 Entire Agreement. This Agreement, the Investor Agreement (once executed) and the License Agreement, in each case together with the schedules and exhibits thereto, set forth all the covenants, promises, agreements, warranties, representations, conditions and understandings between the parties and supersede and terminate all prior agreements and understanding between the parties. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the parties other than as set forth herein and therein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the parties unless reduced to writing and signed by the respective authorized officers of the parties.

11.5 Headings; Nouns and Pronouns; Section References. Headings and any table of contents used in this Agreement are for convenience only and shall not in any way affect the construction of or be taken into consideration in interpreting this Agreement. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of names and pronouns shall include the plural and vice-versa. References in this Agreement to a section or subsection shall be deemed to refer to a section or subsection of this Agreement unless otherwise expressly stated.

11.6 Severability. If, under applicable Laws, any provision hereof is invalid or unenforceable, or otherwise directly or indirectly affects the validity of any other material provision(s) of this Agreement in any jurisdiction (“Modified Clause”), then, it is mutually agreed that this Agreement shall endure and that the Modified Clause shall be enforced in such jurisdiction to the maximum extent permitted under applicable Laws in such jurisdiction; provided that the parties shall consult and use all reasonable efforts to agree upon, and hereby consent to, any valid and enforceable modification of this Agreement as may be necessary to avoid any unjust enrichment of either party and to match the intent of this Agreement as closely as possible, including the economic benefits and rights contemplated herein.

11.7 Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by either the Investor or the Company without (i) the prior written consent of Company in the case of any assignment by the Investor or (ii) the prior written consent of the Investor in the case of an assignment by the Company.

11.8 Parties in Interest. All of the terms and provisions of this Agreement shall be binding upon, and shall inure to the benefit of and be enforceable by the parties hereto and their respective successors, heirs, administrators and permitted assigns.

11.9 Counterparts. This Agreement may be signed in counterparts, each and every one of which shall be deemed an original, notwithstanding variations in format or file designation which may result from the electronic transmission, storage and printing of copies from separate computers or printers. Facsimile signatures and signatures transmitted via PDF shall be treated as original signatures.

11.10 Third-Party Beneficiaries. None of the provisions of this Agreement shall be for the benefit of or enforceable by any Third Party, including any creditor of any party hereto. No Third Party shall obtain any right under any provision of this Agreement or shall by reason of any such provision make any claim in respect of any debt, liability or obligation (or otherwise) against any party hereto.

11.11 No Strict Construction. This Agreement has been prepared jointly and will not be construed against either party.

11.12 Survival of Warranties. The representations and warranties of the Company and the Investor contained in this Agreement shall survive the Closings and the delivery of the Securities.

11.13 Remedies. The rights, powers and remedies of the parties under this Agreement are cumulative and not exclusive of any other right, power or remedy which such parties may have under any other agreement or Law. No single or partial assertion or exercise of any right, power or remedy of a party hereunder shall preclude any other or further assertion or exercise thereof.

11.14 Expenses. Each party shall pay its own fees and expenses in connection with the preparation, negotiation, execution and delivery of the Transaction Agreements.

11.15 License-Linked Interpretation. The parties acknowledge that the issuance of Securities pursuant to this Agreement constitutes material consideration for the rights granted under the License Agreement.

11.16 Disclosure. The parties hereto agree that the provisions of Section 9.5 of the License Agreement shall be applicable to the parties to this Agreement with respect to any public disclosures regarding the proposed transactions contemplated by the Transaction Agreements and the License Agreement or regarding the parties hereto or their Affiliates (it being understood that the provisions of Section 9.5 of the License Agreement shall be read to apply to disclosures of information relating to this Agreement and the transactions contemplated hereby).

(Signature Page Follows)

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

ASCENDANT HEALTH SCIENCES LTD.

By:	/s/ Mei Mei Hu
Name: Mei Mei Hu
Title: Ascendant Board Director

CUE BIOPHARMA, INC.

By:	/s/ Pasha Sarraf
Name: Pasha Sarraf
Title: Chairman of the Board of Directors

(Signature Page to Securities Purchase Agreement)

EXHIBIT A

NOTICES

If to the Investor:

Ascendant Health Sciences Ltd.

Palm Grove Unit 4, 265 Smith Road,

George Town

Grand Cayman KY1-9006, Cayman Islands

Attention: Chief Executive Officer

with copies (which shall not constitute notice) to:

Greenberg Traurig, LLP

12830 El Camino Real

Suite 350

San Diego, CA 92130

Attention: John E. Wehrli, Esq.

Email: [***]

If to the Company:

Cue Biopharma, Inc.

40 Guest Street

Boston, Massachusetts 02135

Attention: Chief Executive Officer

Email: [***]

With a copy (which shall not constitute notice) to:

Wilmer Cutler Pickering Hale and Dorr LLP

60 State Street

Boston, Massachusetts 02109

Attention: Cynthia Mazareas

Caroline Dotolo

Email:   [***]; [***]

EXHIBIT B

FORM OF PRE-FUNDED WARRANT

EXHIBIT C

FORM OF INVESTOR AGREEMENT